Rule 424(b)(3)
                                                                  No. 333-107486

                         CNL RETIREMENT PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 26, 2004 and the Prospectus Supplements dated June 14, 2004. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed Properties for which the Company has entered into initial commitments to acquire and the number and types of Properties acquired by the Company is presented as of August 30, 2004, and all references to commitments and Property acquisitions should be read in that context. Proposed Properties for which the Company enters into initial commitments to acquire, as well as Property acquisitions that occur after August 30, 2004, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         The following table sets forth the type, location and acquisition date for each of the Properties acquired by the Company between May 20, 2004 and August 30, 2004.

             Type and Location                       Date Acquired
---------------------------------------------     --------------------
Retirement Communities
Green Tree
      Fairborn, OH                                      6/29/04
Horizon Bay
     Tiverton, RI                                       8/06/04
Eby
     Bloomington, IL                                    8/24/04
     Champaign, IL                                      8/24/04
     Davenport, IA                                      8/24/04
     Macomb, IL                                         8/24/04
     Marion, IA                                         8/24/04
     Peoria, IL                                         8/24/04
Land Only
      Lincolnshire, IL                                  7/08/04

Medical Office Buildings
     Aurora, IL                                         8/24/04
     Baytown, TX                                        8/24/04
     Blue Ridge, GA                                     8/24/04
     Durant, OK                                         8/30/04
     Elgin, IL (Elgin I)                                8/24/04
     Elgin, IL (Elgin II)                               8/24/04
     Granbury, TX                                       8/24/04
     Jackson, MS (Jackson)                              8/24/04
     Jackson, MS (Jackson I)                            8/24/04
     Jackson, MS (Jackson II) (1)                       8/30/04
     Lancaster, TX                                      8/24/04
     Lexington, KY (Lexington I)                        8/24/04
     Lexington, KY (Lexington II)                       8/24/04
     Longwood, FL (Longwood I)                          8/24/04
     Longwood, FL (Longwood II)                         8/24/04
     Marion, IL                                         8/24/04
     Milton, FL                                         8/24/04
     Nassau Bay, TX                                     8/24/04
     Orlando, FL (Orlando I)                            8/24/04



August 31, 2004                                  Prospectus Dated March 26, 2004

             Type and Location                       Date Acquired
---------------------------------------------     --------------------

Medical Office Buildings (cont.)
     Orlando, FL (Orlando II)                           8/24/04
     Orlando, FL (Orlando MedPlex)                      8/24/04
     Orlando, FL (Orlando Sand Lake)                    8/24/04
     Oviedo, FL                                         8/24/04
     Parker, CO                                         8/24/04
     San Antonio, TX                                    8/24/04
     Tucson, AZ (Tucson I)                              8/24/04
     Tucson, AZ (Tucson II)                             8/24/04
     Walnut Creek, CA (1)                               8/24/04

   (1) This Property is being developed.

         The GreenTree Property is an assisted living Property, which opened in June 2001. The Property includes 58 assisted living units.

         The Horizon Bay Property is an independent living/assisted living/skilled nursing Property, which opened in 1997. The Property includes 95 independent living units, 48 assisted living units and 27 skilled nursing units.

         The Eby Properties are independent living/assisted living Properties, which opened between December 1998 and March 2003. The six Properties include 73 independent living units, 179 assisted living units and 14 units for residents with Alzheimer's and related memory disorders.

         The Sedgebrook Continuing Care Retirement Community is being constructed on the parcel of land located in Lincolnshire, Illinois. The Company will not own the facility. The facility will be owned by a subsidiary of Erickson Retirement Communities, LLC ("Erickson"), to which the Company has leased the land.

         The 28 medical office buildings represent a total of approximately 1.4 million rentable square feet. The Properties were built between 1963 and 2004, with two Properties currently being developed.

         As of August 30, 2004, the Company owned 202 Properties and a 55% ownership interest in a development and property management company that manages 28 of the Company's medical office buildings. In addition, the Company has commitments to acquire ownership interests in entities that own four medical office buildings. The retirement Properties are or will be leased on a long-term, triple-net basis and are managed by Operators of retirement facilities. The medical office buildings are leased on either a "gross" basis or a "triple-net" basis for a period of five to fifteen years.

         As of August 30, 2004, 93 of the 152 retirement Properties owned by the Company are operated by Sunrise. Additionally, six Properties owned by the Company as of August 30, 2004 are being developed by Sunrise Development, Inc., an affiliate of Sunrise. Upon completion of each development, the Property will be operated by Sunrise. Six additional Operators manage the remaining 53 retirement Properties owned by the Company as of August 30, 2004.

         The Board of Directors declared Distributions of $0.0592 per Share to stockholders of record on July 1 and August 1, 2004, payable by September 30, 2004.


                                  THE OFFERINGS

GENERAL

         As of August 30, 2004, the Company had received subscriptions from this offering for 6.8 million Shares totaling $67.9 million in Gross Proceeds. As of August 30, 2004, the Company had received aggregate subscriptions for 225 million Shares totaling $2.25 billion in gross proceeds, including 3.1 million

Shares ($31.4 million) issued pursuant to the Reinvestment Plan and from its Prior Offerings and this offering. As of August 30, 2004, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, the marketing support fee, due diligence expense reimbursements and organizational and offering expenses, totaled $2.02 billion. The Company used $1.7 billion of net offering proceeds, $71.4 million in advances relating to its line of credit and $668 million in Permanent Financing, as well as the assumption of $88.5 million in bonds payable, to invest $2.6 billion in 202 Properties. As of August 30, 2004, the Company had repaid $51.4 million in advances relating to its line of credit, had paid $143.7 million in Acquisition Fees and Acquisition Expenses and had used $3 million to redeem 0.3 million Shares of Common Stock, leaving $87.4 million available to invest in Properties or Mortgage Loans.


                                    BUSINESS

PROPERTY ACQUISITIONS

         The following tables represent Property acquisitions between the period May 20, 2004 and August 30, 2004 for retirement communities and medical office buildings:


                              PROPERTY ACQUISITIONS
                             Retirement Communities
                    From May 20, 2004 through August 30, 2004

                                                                                      Lease
                                                                                    Expiration
                                           Purchase     Depreciable       Date      and Renewal         Minimum           Additional
          Property Location                 Price       Tax Basis (1)   Acquired      Options         Annual Rent            Rent
-------------------------------------    -----------    -------------   --------   -------------    ----------------     -----------

GreenTree Summit at Park Hills (2)        $6,200,000     $6,500,000     06/29/04   06/2019; two     $659,520 for the         N/A
(the "Fairborn Property")                                                          five-year        first lease year,
Existing retirement facility                                                       renewal          with increases of
                                                                                   options          3% each lease year
The Summit Property is located in                                                                   thereafter
Fairborn, Ohio, just east of Dayton,
Ohio, and includes 58 assisted
living units.

Sedgebrook Continuing Care Retirement    $27,000,000         --         07/08/04   07/2014; two     $4,050,000 for the       N/A
Community (3)                                                                      five-year        first through fifth
(the "Lincolnshire Property")                                                      renewal          lease years, with
Retirement facility to be constructed                                              options          increases of 3%
                                                                                                    each lease year
The Lincolnshire Property, which is                                                                 thereafter (4)
currently under construction, is located
in Lincolnshire, Illinois, and is
expected to include 1,400 independent
living units, 96 assisted living units
and 132 skilled nursing units.

Sakonnet Bay Manor (5)                   $24,679,000    $22,600,000     08/06/04   02/2019; two     $1,925,000 for the       N/A
(the "Tiverton Property")                                                          five-year        first lease year;
Existing retirement facility                                                       renewal          $2,139,000 for the
                                                                                   options          second lease year;
The Tiverton Property is located in                                                                 $2,340,000 for the
Tiverton, Rhode Island, 20 miles                                                                    third lease year;
southeast of downtown Providence,                                                                   $2,415,000 for the
Rhode Island, and includes 95                                                                       fourth lease year;
independent living units, 48                                                                        $2,516,000 for the
assisted living units and 27                                                                        fifth lease year
skilled nursing units.                                                                              with increases of
                                                                                                    3% each lease year
                                                                                                    thereafter

Bloomington Bickford House (6)           $7,137,100      $7,200,000     08/24/04   08/2019; two     $733,000 for the         N/A
(the "Bloomington Property")                                                       five-year        first lease year;
Existing retirement facility                                                       renewal          $743,000 for the
                                                                                   options          second lease year;
The Bloomington Property is                                                                         $751,000 for the
located in Bloomington,                                                                             third lease year;
Illinois, 150 miles southwest                                                                       $758,000 for the
of Chicago, Illinois, and                                                                           fourth lease year;
includes 42 independent living                                                                      $805,000 for the
units and 23 assisted living                                                                        fifth lease year
units.                                                                                              with increases of
                                                                                                    2.5% each lease year
                                                                                                    thereafter

Champaign Bickford Cottage (6)           $2,450,500      $2,600,000     08/24/04   08/2019; two     $254,000 for the         N/A
(the "Champaign Property")                                                         five-year        first lease year;
Existing retirement facility                                                       renewal          $258,000 for the
                                                                                   options          second lease year;
The Champaign Property is located                                                                   $260,000 for the
in Champaign, Illinois, 120 miles                                                                   third lease year;
south of Chicago, Illinois, and                                                                     $263,000 for the
includes 28 assisted living units.                                                                  fourth lease year;
                                                                                                    $279,000 for the
                                                                                                    fifth lease year
                                                                                                    with increases of
                                                                                                    2.5% each lease
                                                                                                    year thereafter

Davenport Bickford Cottage (6) (7)       $5,678,200      $5,900,000     08/24/04   08/2019; two     $587,000 for the         N/A
the "Davenport Property")                                                          five-year        first lease year;
Existing retirement facility                                                       renewal          $596,000 for the
                                                                                   options          second lease year;
The Davenport Property is located                                                                   $602,000 for the
in Davenport, Iowa on the Mississippi                                                               third lease year;
River, and includes 35 assisted                                                                     $608,000 for the
living units and seven units                                                                        fourth lease year;
For Alzheimer's and related memory                                                                  $645,000 for the
disorders.                                                                                          fifth lease year with
                                                                                                    increases of 2.5%
                                                                                                    residents with each
                                                                                                    lease year thereafter

Macomb Bickford Cottage (6)              $4,211,600      $4,500,000     08/24/04   08/2019; two     $434,000 for the         N/A
(the "Macomb Property")                                                            five-year        first lease year;
Existing retirement facility                                                       renewal          $440,000 for the
                                                                                   options          second lease year;
The Macomb Property is located                                                                      $445,000 for the
in Macomb, Illinois, 60 miles                                                                       third lease year;
southwest of Peoria,Illinois,                                                                       $449,000 for the
and includes 28 assisted living                                                                     fourth lease year;
units.                                                                                              $477,000 for the
                                                                                                    fifth lease year
                                                                                                    with increases of
                                                                                                    2.5% each lease
                                                                                                    year thereafter

Marion Bickford Cottage (6) (7)          $5,754,600      $6,000,000     08/24/04   08/2019; two     $595,000 for the         N/A
(the "Marion Property")                                                            five-year        first lease year;
Existing retirement facility                                                       renewal          $604,000 for the
                                                                                   options          second lease year;
The Marion Property is located                                                                      $610,000 for the
in Marion, Iowa, a suburb of                                                                        third lease year;
Cedar Rapids, and includes 31                                                                       $616,000 for the
assisted living units and seven                                                                     fourth lease year;
units for residents with                                                                            $654,000 for the
Alzheimer's and related memory                                                                      fifth lease year
disorders.                                                                                          with increases of
                                                                                                    2.5% each lease year
                                                                                                    thereafter

Peoria Bickford House (6)                $7,768,000       $8,000,000    08/24/04   08/2019; two     $798,000 for the         N/A
(the "Peoria Property")                                                            five-year        first lease year;
Existing retirement facility                                                       renewal          $810,000 for the
                                                                                   options          second lease year;
The Peoria Property is located                                                                      $817,000 for the
in Peoria, Illinois, 45 miles                                                                       third lease year;
north of Springfield, and                                                                           $825,000 for the
includes 31 independent living                                                                      fourth lease year;
units and 34 assisted living                                                                        $877,000 for the
units.                                                                                              fifth lease year
                                                                                                    with increases of
                                                                                                    2.5% each lease year
                                                                                                    thereafter
--------------------

FOOTNOTES:

     (1)   Represents the approximate federal income tax basis of the depreciable portion (the building and equipment portion) of each of the Properties acquired. Depreciable tax basis includes a portion of the purchase price plus acquisition costs for Properties subject to operating leases.

     (2)   The Fairborn Property is leased and operated by affiliates of the Greenwalt
           Corporation.

     (3)   The tenant has the option to purchase the land during the lease term for a purchase price based on the Company's initial investment in the Property.

     (4)   The Company's lease payments are subordinate to a first mortgage construction loan held by Erickson to fund the development of the Property.

     (5)   The lease for this Property is with an affiliate of WHSLH Realty, which is affiliated with the tenants of the Horizon Bay Portfolio One Properties described in the section of the Prospectus entitled "Business -- Property Acquisitions." The lease for this
           Property contains pooling terms with the leases for the Horizon Bay Portfolio One
           Properties, meaning that the net operating profits with respect to all of the
           Properties are combined for the purpose of funding rental payments due under each lease. This Property is operated and managed by Horizon Bay Management, L.L.C.

     (6)   In connection with the acquisition of the Bloomington, Champaign, Davenport, Macomb,
           Marion and Peoria Properties, which are hereinafter referred to as the "Eby Portfolio
           One Properties," the Company may be required to pay an Earnout Amount. The calculation of the Earnout Amount considers the net operating income for the
           Properties, the Company's initial investment in the Properties and the fair market value of the Properties. In the event an Earnout Amount is due, the leases will be amended and annual rent will increase accordingly.

     (7)   In connection with the acquisition of the Davenport and Marion Properties, the
           Company assumed $3.5 and $2.9 million, respectively, in existing debt with a commercial lender. The loans bear interest at a weighted average fixed rate of 7.88%
           and require principal and interest payments until maturity on July 1, 2010 and
           September 1, 2011, respectively. In connection with the loans, the Company incurred loan costs of approximately $72,200.



OCCUPANCY RATE AND REVENUE PER UNIT

         The average occupancy rate, the revenue per occupied unit (per diem) and the revenue per available unit (per diem) for the periods during the past five years that the Properties have been operational, excluding land-only and construction Properties, are as follows:

                                                                   Revenue       Revenue
                                                  Average            per           per
                                                 Occupancy        Occupied      Available
         Property                 Year (1)         Rate             Unit          Unit
--------------------------------------------------------------------------------------------

Fairborn Property                 2001 (2)         12.0%          $ 96.82      $ 11.49
                                  2002             20.4%           119.78        24.36
                                  2003             37.9%           133.71        49.86
                                  2004 (4)         55.4%           151.11        84.52

Tiverton Property                 2001 (3)         93.5%          $ 98.53      $ 92.15
                                  2002             92.4%           100.98        93.26
                                  2003             87.7%           103.09        90.40
                                  2004 (4)         96.7%           101.42        98.04

Bloomington Property              2000 (5)         19.6%          $ 85.20      $ 16.66
                                  2001             46.4%            79.86        37.06
                                  2002             56.5%            76.03        42.99
                                  2003             72.8%            84.10        61.24
                                  2004 (4)         91.2%            94.24        85.96

Champaign Property                2003 (6)         49.3%          $109.93      $ 54.18
                                  2004 (4)         91.8%           107.12        98.37

Davenport Property                1999 (7)         73.6%          $102.62      $ 75.50
                                  2000             97.0%            95.91        93.05
                                  2001             91.7%           100.45        92.08
                                  2002             81.9%           103.53        84.84
                                  2003             94.4%           107.25       101.29
                                  2004 (4)         91.8%           116.46       106.95

Macomb Property                   2003 (6)         58.9%          $109.38      $ 64.46
                                  2004 (4)         98.5%           108.07       106.41

Marion Property                   1999             69.5%          $ 98.14      $ 68.22
                                  2000             95.8%            92.54        88.68
                                  2001             92.1%            98.07        90.32
                                  2002             90.4%           104.64        94.54
                                  2003             99.3%           115.01       114.25
                                  2004 (4)         100.0%          117.60       117.60

Peoria Property                   2000 (5)         28.7%          $ 80.83      $ 23.16
                                  2001             49.7%            75.52        37.57
                                  2002             64.0%            78.18        50.02
                                  2003             84.7%            88.63        75.11
                                  2004 (4)         98.0%            93.07        91.22

     (1)   Data represents information for each applicable fiscal year, unless noted otherwise.
     (2)   Data for 2001 represents the period June 5, 2001 through December 31, 2001.
     (3)   Data for 2001 represents the period July 1, 2001 through December 31, 2001.


     (4)   Data for 2004 represents the period January 1, 2004 through July 31, 2004.
     (5)   Data for the Bloomington Property represents the period June 17, 2000 through
           December 31, 2000 and data for the Peoria Property represents the period April 24,
           2000 through December 31, 2000.
     (6)   Data for the Champaign Property represents the period March 1, 2003 through December
           31, 2003 and data for the Macomb Property represents the period March 12, 2003 through December 31, 2003.
     (7)   Data for 1999 represents the period March 6, 1999 through December 31, 1999.


                                      PROPERTY ACQUISITIONS
                                    Medical Office Buildings
                            From May 20, 2004 through August 30, 2004


                                                                                                             Annualized
                                                     Subject                                                 Base Rent
                   Rentable                 % Owned    to                                                       Per
                   Square       Purchase    by the   Ground  Depreciable      Date                Annualized   Square    Principal
   Property        Footage       Price      Company  Lease   Tax Basis (1)  Acquired  Occupancy   Base Rent     Foot     Tenants (2)
----------------   ---------  ------------  -------  ------  -------------  --------  ---------  -----------  ---------  -----------
The Birth Place       34,080   $13,696,201   100.0%    N      $13,900,000   08/24/04    100.0%    $1,147,248    $33.66   Southwest
at Southwest                                                                                                             General
General (3) (the                                                                                                         Hospital,
"San Antonio                                                                                                             LP (4)
Property")
Existing single-
tenant medical
office building
built in 1994

The San Antonio
Property is
located in San
Antonio, Texas
on the campus
of Mercy Center
Hospital.

Bowie Plaza I and     38,716    $1,432,847   100.0%    N      $1,600,000    08/24/04    76.1%       $329,268    $11.18   Odyssey
Plaza II (3)                                                                                                             HealthCare
(the "Baytown                                                                                                            of Baytown
Property")                                                                                                               (5)
Existing multi-
tenant medical
office buildings
built in 1979

The Baytown
Property is located
in Baytown, Texas
on the campus
of San Jacinto
Methodist Hospital.


Brentwood Medical    104,384   $15,695,693   100.0%    Y          N/A       08/24/04     (6)          (6)        (6)     Mt.
Center (3) (6)                                                                                                           Diablo/
(the "Walnut Creek                                                                                                       John Muir
Property")                                                                                                               Hospital
Multi-tenant medical                                                                                                     System (7)
office building
currently under
construction

The Walnut Creek
Property is located
in Walnut Creek,
California 15 miles
from the campus of
Mt. Diablo/John Muir
Hospital.

Burns Professional    14,680    $2,454,532   100.0%    Y      $2,700,000    08/24/04    100.0%      $252,312    $17.19   Fannin
Building (3)                                                                                                             Regional
(the "Blue Ridge                                                                                                         Hospital,
Property")                                                                                                               Inc. (8)
Existing multi-
tenant medical
office building
built in 2002

The Blue Ridge
Property is
located in Blue
Ridge, Georgia
on the campus
of Fannin Regional
Hospital.


Durant Medical        60,565    $8,735,146    70.0%    Y      $9,300,000    08/30/04    100.0%      $863,051    $14.25   Medical
Center (3)                                                                                                               Center of
(the "Durant                                                                                                             South-
Property")                                                                                                               eastern
Existing multi-                                                                                                          Oklahoma
tenant medical                                                                                                           (9)
office building
built in 1997

The Durant Property
is located in Durant,
Oklahoma on the
campus of the
Medical Center of
Southeastern Oklahoma.

Eagle Creek Medical   42,406    $3,477,395   100.0%    Y      $3,700,000    08/24/04     96.4%      $487,224    $11.92   New
Plaza (3)                                                                                                                Lexington
(the "Lexington II                                                                                                       Clinic,
Property")                                                                                                               P.S.C.;
Existing multi-tenant                                                                                                    Retina &
medical office                                                                                                           Vitreous
building built in 1982                                                                                                   Associates
                                                                                                                         of
The Lexington II                                                                                                         Kentucky,
Property is located                                                                                                      P.S.C.;
in Lexington,                                                                                                            Family
Kentucky on the                                                                                                          Practice
campus of Saint                                                                                                          Associates
Joseph Hospital East.                                                                                                    of
                                                                                                                         Lexington,
                                                                                                                         P.S.C. (10)

Elgin Medical Office  44,400    $6,585,104   100.0%    Y      $7,100,000    08/24/04     80.8%      $854,604    $23.83   Provena
Building I (3)                                                                                                           Health
(the "Elgin I                                                                                                            System (11)
Property") Existing
multi-tenant medical
office building built
in 1997

The Elgin I Property
is located in Elgin,
Illinois on the campus
of Provena Saint
Joseph Hospital.

Elgin Medical Office  45,897    $6,944,186   100.0%    Y      $7,400,000    08/24/04     94.1%      $990,492    $22.94   Provena
Building II (3)                                                                                                          Health
(the "Elgin II                                                                                                           System; Fox
Property")                                                                                                               Valley
Existing multi-tenant                                                                                                    Orthopedic
medical office                                                                                                           Institute
building built in 2001                                                                                                   (12)

The Elgin II Property
is located in Elgin,
Illinois on the campus
of Provena Saint
Joseph Hospital.

Heartland Regional    72,245   $10,298,740    70.0%    N     $10,900,000    08/24/04     98.2%    $1,033,104    $14.56   Marion
Medical Office                                                                                                           Memorial
Building (3)                                                                                                             Hospital
(the "Marion                                                                                                             (13)
Property") Existing
multi-tenant medical
office building
built in 2002

The Marion Property
is located in Marion,
Illinois on the
campus of Marion
Memorial Hospital.

Lake Granbury         33,840    $6,765,720   100.0%    Y      $7,200,000    08/24/04     92.8%      $577,548    $18.40   Granbury
Medical Center (3)                                                                                                       Hospital
(the "Granbury                                                                                                           Corporation
Property")                                                                                                               (14)
Existing multi-
tenant medical
office building built
in 2001

The Granbury Property
is located in Granbury,
Texas located on the
campus of Lake Granbury
Medical Center.

The Medical Offices   44,450    $8,758,650   100.0%    Y      $9,300,000    08/24/04    100.0%      $687,192    $15.46   Central
at Central                                                                                                               Mississippi
Mississippi Medical                                                                                                      Medical
Center (3)                                                                                                               Center (15)
(the "Jackson Center
I Property")
Existing
single-tenant medical
office building built
in 2002

The Jackson Center I
Property is located
in Jackson,
Mississippi on the
campus of Central
Mississippi Medical
Center.

The Medical Offices   42,050      $142,100    70.0%    Y          N/A       08/30/04     (16)        (16)        (16)    Central
at Central                                                                                                               Mississippi
Mississippi Medical                                                                                                      Medical
Center (3) (16)                                                                                                          Center (17)
(the "Jackson Center
II Property")
Single-tenant medical
office building to be
constructed

The Jackson Center II
Property is located
in Jackson,
Mississippi on the
campus of Central
Mississippi Medical
Center.

MedPlex B at Sand     32,081    $5,626,751   100.0%    N      $4,600,000    08/24/04     62.5%      $361,500    $18.02   Orlando
Lake Commons (3)                                                                                                         Regional
(the "Orlando MedPlex                                                                                                    Healthcare
Property")                                                                                                               System,
Existing multi-tenant                                                                                                    Inc.;
medical office                                                                                                           Orlando
building built in 1988                                                                                                   Orthopaedic
                                                                                                                         Center,
The Orlando MedPlex                                                                                                      M.D., P.A.
Property is located                                                                                                      (18)
in Orlando, Florida
on the campus of
Orlando Regional Sand
Lake Hospital.

NASA Parkway Medical  48,200    $8,464,600    88.0%    Y      $9,000,000    08/24/04     69.3%      $632,112    $18.92   CHRISTUS
Office Building (3)                                                                                                      St. John
(the "Nassau Bay                                                                                                         Hospital
Property") Existing                                                                                                      (19)
multi-tenant medical
office building built
in 2003

The Nassau Bay Property
is located in Nassau
Bay, Texas on the campus
of CHRISTUS St. John
Hospital.

North Alvernon       112,632   $12,218,959   100.0%    N     $10,600,000    08/24/04     81.2%    $1,314,264    $14.38   Carondelet
Medical Center (3)                                                                                                       Health
(the "Tucson I                                                                                                           Network;
Property")                                                                                                               Sanora
Existing multi-tenant                                                                                                    Quest
medical office                                                                                                           Labora-
building built in 1986                                                                                                   tories,
                                                                                                                         LLC (20)

The Tucson I Property
is located in Tucson,
Arizona three miles
from the campus of
St. Joseph's Hospital.

Orlando Professional  17,092    $1,300,000   100.0%    N      $1,000,000    08/24/04     96.5%      $256,740    $15.56   Orlando
Center I (3)                                                                                                             Regional
(the "Orlando I                                                                                                          Healthcare
Property")                                                                                                               System,
Existing multi-tenant                                                                                                    Inc.;
medical office                                                                                                           Pantas Law
building built in 1963                                                                                                   Firm, P.A.
                                                                                                                         (21)
The Orlando I Property
is located in Orlando,
Florida on the campus
of Orlando Regional
Medical Center.

Orlando Professional  27,957    $3,244,243   100.0%    N      $2,300,000    08/24/04     94.1%      $428,340    $16.28   Orlando
Center II (3)                                                                                                            Regional
(the "Orlando II                                                                                                         Healthcare
Property")                                                                                                               System,
Existing multi-tenant                                                                                                    Inc.;
medical office                                                                                                           Children's
building built in 1969                                                                                                   Specialty
                                                                                                                         Care
The Orlando II                                                                                                           Center,
Property is located                                                                                                      P.A. (22)
in Orlando, Florida
on the campus of
Orlando Regional
Medical Center.

Oviedo Medical        68,930    $8,450,822   100.0%    N      $8,300,000    08/24/04     75.7%      $917,736    $17.58   Orlando
Center (3)                                                                                                               Regional
(the "Oviedo                                                                                                             Healthcare
Property")                                                                                                               System,
Existing multi-tenant                                                                                                    Inc.;
medical office                                                                                                           Interlachen
building built in 1997                                                                                                   Pediatrics,
                                                                                                                         Inc. (23)
The Oviedo Property is
located in Oviedo,
Florida 17 miles from
Orlando Regional
Medical Center.

Parker Adventist      83,704   $15,189,950   100.0%    Y     $16,100,000    08/24/04     77.2%    $1,111,896    $17.20   Portercare
Professional                                                                                                             Adventist
Building (3)                                                                                                             Health
(the "Parker                                                                                                             System (24)
Property") Existing
multi-tenant medical
office building built
in 2004

The Parker Property
is located in Parker,
Colorado on the
campus of Parker
Adventist Hospital.

Physicians East and   54,874    $4,404,548    70.0%    Y      $4,700,000    08/24/04     94.1%      $460,392     $8.92   Lancaster
Physicians West (3)                                                                                                      General
(the "Lancaster                                                                                                          Hospital,
Property")                                                                                                               Inc. (25)
Existing multi-tenant
medical office
buildings built in
1982

The Lancaster Property
is located in Lancaster,
Texas on the campus of
the Medical Center at
Lancaster.

Provena Mercy         26,806    $3,108,619   100.0%    Y      $3,400,000    08/24/04     91.4%      $455,208    $18.59   Fox Valley
Professional Office                                                                                                      Women's
Building (3)                                                                                                             Health
(the "Aurora Mercy                                                                                                       Partners;
Property")                                                                                                               Ronald
Existing multi-tenant                                                                                                    Wolfson,
medical office                                                                                                           M.D.;
building built in 1985                                                                                                   Jerry E.
                                                                                                                         Mitchell,
The Aurora Mercy                                                                                                         M.D. (26)
Property is located in
Aurora, Illinois on
the campus of Mercy
Center Hospital.

River Oaks            45,704    $7,388,276   100.0%    Y      $7,900,000    08/24/04     100.0%     $678,708    $14.85   River Oaks
Professional Center                                                                                                      Hospital
(3)                                                                                                                      (27)
(the "Jackson
Property")
Existing
single-tenant medical
office  built in 2003

The Jackson Property
is located in Jackson,
Mississippi on the
campus of River
Oaks Health System.

Sand Lake Physicians  13,999    $2,275,000   100.0%    Y      $2,500,000    08/24/04     100.0%     $263,112    $18.80  Orlando
Office Building (3)                                                                                                     Regional
(the "Orlando Sand                                                                                                      Healthcare
Lake Property")                                                                                                         System,
Existing multi-tenant                                                                                                   Inc.;
medical office                                                                                                          Greater
building built in 1985                                                                                                  Orlando
                                                                                                                        Neurosurgery
The Orlando Sand Lake                                                                                                   & Spine,
Property is located                                                                                                     P.A. (28)
in Orlando, Florida
on the campus of
Orlando Regional Sand
Lake Hospital.

Santa Rosa Medical    36,735    $8,360,312   100.0%    Y      $8,900,000    08/24/04     100.0%     $639,192    $17.40  HMA Santa
Office Building (3)                                                                                                     Rosa Medical
(the "Milton                                                                                                            Center, Inc.
Property")                                                                                                              (29)
Existing multi-tenant
medical office
building built in 2003

The Milton Property
is located in Milton,
Florida on the campus
of Santa Rosa
Medical Center.

South Seminole        35,266    $4,590,108   100.0%    Y      $4,900,000    08/24/04     91.8%      $450,708    $13.92   Orlando
Medical Office                                                                                                           Regional
Building II (3)                                                                                                          Healthcare
(the "Longwood I                                                                                                         System,
Property")                                                                                                               Inc.;
Existing multi-tenant                                                                                                    Orlando
medical office                                                                                                           Orthopaedic
building built in 1987                                                                                                   Center,
                                                                                                                         M.D., P.A.
The Longwood I                                                                                                           (30)
Property is located
in Longwood, Florida
on the campus of
Orlando Regional
South Seminole
Hospital.

South Seminole        23,139    $2,450,000   100.0%    N      $2,300,000    08/24/04    100.0%      $274,092    $11.85   Orlando
Medical Office                                                                                                           Regional
Building III (3)                                                                                                         Healthcare
(the "Longwood II                                                                                                        System,
Property")                                                                                                               Inc.;
Existing multi-tenant                                                                                                    Physician
medical office                                                                                                           Associates
building built in 1993                                                                                                   LLC (31)

The Longwood II
Property is located
in Longwood, Florida
on the campus of
Orlando Regional
South Seminole
Hospital.

Saint Joseph East     73,600   $10,888,995    95.3%    Y     $11,600,000    08/24/04     56.8%      $669,456    $16.02   Saint
Office Park (3)                                                                                                          JosephH
(the "Lexington I                                                                                                        Healthcare,
Property") Existing                                                                                                      Inc. (32)
multi-tenant medical
office building built
in 2003

The Lexington I
Property is located
in Lexington,
Kentucky on the
campus of Saint
Joseph Hospital East.

St. Joseph's Medical  87,946    $9,641,927   100.0%    Y     $10,200,000    08/24/04     75.3%    $1,401,888    $21.17   Clara Vista
Plaza (3)                                                                                                                Medical
(the "Tucson II                                                                                                          Associates,
Property")                                                                                                               Inc.;
Existing multi-tenant                                                                                                    Innovative
medical office                                                                                                           Practice
building built in 1986                                                                                                   Concepts,
                                                                                                                         Inc.;
The Tucson II                                                                                                            Vitreo-
Property is located                                                                                                      Retinal
in Tucson, Arizona on                                                                                                    Associates
the campus of St.                                                                                                        Southwest,
Joseph's Hospital.                                                                                                       P.C. (33)
                   ---------  ------------                   -------------                        ----------
Total              1,366,378  $192,589,424                   $181,400,000                         $17,537,387
                   ========== ============                   =============            ----------  ===========  --------

Weighted Average                                                                         85.7%                  $16.77
                                                                                      ==========              =========
--------------------

FOOTNOTES:

     (1)   Represents the approximate federal income tax basis of the depreciable portion (the building and equipment portion) of each of the Properties acquired. Depreciable tax basis includes a portion of the purchase price plus acquisition costs for Properties subject to operating leases.

     (2)   Represents tenants leasing 10% or more of the building's rentable square footage.

     (3)   Information is provided as of June 1, 2004.

     (4)   Southwest General Hospital, LP is the sole tenant of the building and leases 34,080 square feet with annual base rent of $1,147,248 which increases annually based on the lesser of the consumer price index or 3.9%. The lease expires on December 31, 2015, and the tenant pays all operational expenses.

     (5)   Odyssey HealthCare of Baytown leases 4,628 square feet on a gross basis, with annual base rent of $61,092. The lease expires on August 31, 2008. Tenancy in the building is a mix of physician practices. The other tenants lease on a gross basis and certain leases require the tenants to pay their proportionate share of operational expenses above Base Expenses. All tenants' base rents increase annually based on either the consumer price index or a fixed amount.

     (6)   The Walnut Creek Property is currently being constructed and is expected to open in
           December 2004. As of June 1, 2004, 84.5% of the building's rentable square footage had been pre-leased with annualized base rent aggregating $2.1 million, or $24.20 per occupied square foot. The estimated completed cost for the Property is $28,000,000.

     (7)   Mt. Diablo/John Muir Hospital System has pre-leased a total of 82.4% of the building's rentable square footage on a triple-net basis with an aggregate annual base rent of $2,082,408 which increases by 3% annually. The lease terms are between five and ten years. Another tenant has pre-leased 2,192 square feet on a triple-net lease basis.

     (8)   Fannin Regional Hospital, Inc. is the sole tenant of the building and leases 14,680 square feet with annual base rent of $252,312 which increases by 2% annually. The lease expires on March 31, 2017, and the tenant pays all operational expenses.

     (9)   Medical Center of Southeastern Oklahoma is the sole tenant of the building and leases
           60,565 square feet with annual base rent of $863,051. The lease expires in 2019, and the tenant is responsible for all operational expenses.

     (10)  New Lexington Clinic, P.S.C. leases a total of 8,681 square feet with an aggregate annual base rent of $104,736 which increases annually based on the consumer price index, but not less than 2% nor more than 4%. The leases expire between May 2006 and
           June 2009. New Lexington Clinic, P.S.C. is responsible for their proportionate share of taxes, utilities and janitorial expenses. Retina & Vitreous Associates of
           Kentucky, P.S.C. leases 8,265 square feet with annual base rent of $97,896 which increases annually based on the consumer price index, but not less than 1% nor more than 5%. The lease expires on June 18, 2006. Retina & Vitreous Associates of
           Kentucky, P.S.C. is responsible for janitorial expenses only. Family Practice
           Associates of Lexington, P.S.C. leases 4,279 square feet with annual base rent of
           $50,712 which increases annually based on the consumer price index, but not less than
           2% nor more than 7%. The lease expires on April 30, 2005. Family Practice Associates of Lexington, P.S.C. is only responsible for their proportionate share of taxes, utilities and janitorial expenses. Tenancy in the building is a mix of physician practices. Other tenants lease space on a gross basis and pay their proportionate share of taxes, utilities and janitorial expenses, and base rents increase annually based on the consumer price index, but in no case more than 7%.

     (11)  Provena Health System leases a total of 21,613 square feet with an aggregate annual base rent of $505,464 of which a portion increases annually by 2.75%. The leases expire between April 2005 and October 2013, and include gross leases and a triple-net lease. Tenancy in the building is a mix of physician practices. Other tenants lease on a gross basis and base rents increase at a rate of 2.75% or 3% annually.

     (12)  Provena Health System leases a total of 13,072 square feet with an aggregate annual base rent of $237,792 of which a portion increases annually by 2.75%. The leases expire between April 2005 and October 2008, and include gross leases and a triple-net lease. Fox Valley Orthopedic Institute leases 10,342 square feet on a gross basis with annual base rent of $258,036 which increases by 2.75% annually. The lease expires on January 31, 2006. Tenancy in the building is a mix of physician practices.
           Other tenants lease on a gross basis and base rents increase at a rate of 2.75% or 4%
           annually.

     (13)  Marion Memorial Hospital leases a total of 42,711 square feet with an aggregate annual base rent of $682,824. Annual rent relating to one of the two leases with
           Marion Memorial Hospital increases on December 1, 2008, by the amount, if any, of the cumulative increase in the consumer price index for lease years one through five and at the beginning of the following lease year and each year thereafter, the amount shall be increased by the change in the consumer price index. The other lease increases annually based on the consumer price index. The leases expire on November
           30, 2012 and November 30, 2017, respectively. Tenancy in the building is a mix of physician practices. All of the tenants pay their proportionate share of operational expenses. Other tenants' base rents remain constant.

     (14)  Granbury Hospital Corporation leases a total of 31,394 square feet on a triple-net basis with an aggregate annual base rent of $577,548 with annual increases ranging from 2% to 3.5%. The leases expire between December 2011 and December 2016.

     (15)  Central Mississippi Medical Center is the sole tenant of the building and leases
           44,450 square feet with an annual base rent of $687,192 which increases annually based on the consumer price index not to exceed 5% per year. The lease expires on
           January 31, 2017, and the tenant pays all operational expenses.

     (16)  The Jackson Center II Property is scheduled to begin construction in September 2004 and is expected to be completed in April 2005. Central Mississippi Medical Center has
           entered into a triple-net lease relating to this Property and is expected to occupy
           100% of the building's rentable square footage upon completion of construction. The estimated completed cost for the Property is $6,551,000.

     (17)  Central Mississippi Medical Center has pre-leased 100% of the building's rentable square footage with an annual base rent of $637,058 which will increase annually based on the consumer price index not to exceed 5% per year. The lease terms are ten years each. Central Mississippi Medical Center will pay all operational expenses.

     (18)  Orlando Regional Healthcare System, Inc. leases a total of 8,303 square feet with an aggregate annual base rent of $160,344 which increases annually based on the consumer price index, not to exceed 3% per year measured on a cumulative basis so that the total consumer price index increases shall not be more than 9% in any given 3-year period. The leases expire on July 31, 2012. Orlando Orthopaedic Center, M.D., P.A.
           leases 5,682 square feet with annual base rent of $68,244. The lease expires on June
           30, 2006. Tenancy in the building is a mix of physician practices. All of the tenants lease on a triple-net basis.

     (19)  CHRISTUS St. John Hospital leases a total of 23,777 square feet with an aggregate annual base rent of $458,700. The leases expire on September 30, 2013. Tenancy in the building is a mix of physician practices. All of the tenants lease on a triple-net basis and base rents increase by 3% annually.

     (20)  Carondelet Health Network leases a total of 55,829 square feet on a triple-net basis with an aggregate annual base rent of $641,640 which increases annually by 3% in years two through seven and by 2% in years eight through ten. The leases expire on
           December 31, 2011 and June 30, 2013. Sanora Quest Laboratories, LLC leases a total of
           16,567 square feet with an aggregate annual base rent of $322,872. The first lease increases annually by 4% and the second lease increases annually based on the consumer price index. Both leases expire on August 31, 2005. Sanora Quest
           Laboratories, LLC pays their proportionate share of operational expenses above Base
           Expenses. Tenancy in the building is a mix of physician practices. The other tenants lease on a gross basis and certain leases require the tenants to pay their proportionate share of operational expenses above Base Expenses. Base rents periodically increase based on the consumer price index.

     (21)  Orlando Regional Healthcare System, Inc. leases a total of 8,797 square feet on a triple-net basis with an aggregate annual base rent of $108,288 which increases annually based on the consumer price index, not to exceed 3% per year measured on a cumulative basis so that the total consumer price index increases shall not be more than 9% in any given 3-year period. The first lease expires on October 31, 2006 and the second lease expires on July 31, 2012. Pantas Law Firm, P.A. leases 2,680 square feet on a gross basis with an annual base rent of $50,916 which increases by 3%
           annually. The lease expires on October 31, 2006. Tenancy in the building is primarily a mix of physician practices. Other tenants lease on a gross basis and base rents increase periodically during the lease terms. (22) Orlando Regional Healthcare
           System, Inc. leases a total of 12,566 square feet on a triple-net basis with an aggregate annual base rent of $160,224 which increases annually based on the consumer price index, not to exceed 3% per year measured on a cumulative basis so that the total consumer price index increases shall not be more than 9% in any given 3-year period. Two of the leases expire on July 31, 2005 and the remaining leases expire on
           July 31, 2012. Children's Specialty Care Center, P.A. leases 3,020 square feet on a gross basis with an annual base rent of $58,884 which increases by 3% annually. The lease expires on August 31, 2008. Tenancy in the building is primarily a mix of physician practices. Other tenants lease on a gross basis and base rents increase by
           3% annually, except for one lease with a fixed base rent throughout the lease term.

     (23)  Orlando Regional Healthcare System, Inc. leases 14,361 square feet on a triple-net basis with an annual base rent of $179,508 which increases annually based on the consumer price index, not to exceed 3% per year measured on a cumulative basis so that the total consumer price index increases shall not be more than 9% in any given
           3-year period. The lease expires on July 31, 2007. Interlachen Pediatrics, Inc.
           leases 7,319 square feet on a gross basis with an annual base rent of $86,148 which increases annually based on the consumer price index not to exceed 4%. The lease expires on August 31, 2006. Tenancy in the building is a mix of physician practices.
           Other tenants lease on a gross basis and base rents increase by 3% annually or increase based on the consumer price index not to exceed 4%.

     (24)  Portercare Adventist Health System leases a total of 20,715 square feet with an aggregate annual base rent of $387,360 which increases by 3% annually. The leases expire between July 31, 2014 and June 30, 2019. Tenancy in the building is a mix of physician practices. All of the tenants lease on a triple-net basis. Other tenants'
           base rents increase by 3% or 4% annually.

     (25)  Lancaster General Hospital, Inc. leases 24,368 square feet with an annual base rent of $224,676 which increases by 2.25% annually. The lease expires on November 30,
           2015. Tenancy in the building is a mix of physician practices. All of the tenants lease on a triple-net basis. Other tenants' base rents increase periodically during the lease terms.

     (26)  Fox Valley Women's Health Partners leases 5,158 square feet with an annual base rent of $100,584 which increases by 2% annually. The lease expires on January 31, 2014.
           Ronald Wolfson, M.D. leases 3,038 square feet with an annual base rent of $59,520 which does not increase. The lease expires on August 31, 2007. Jerry E. Mitchell,
           M.D. leases 2,915 square feet with an annual base rent of $55,572 which increases by
           2.5% annually. The lease expires on March 30, 2008. Tenancy in the building is a mix of physician practices. With the exception of one tenant, all tenants pay their proportionate share of operational expenses above Base Expenses. Other tenants'
           annual base rent increase by 2% annually except for one tenant whose rent does not increase.

     (27)  River Oaks Hospital is the sole tenant of the building and leases 45,704 square feet with an annual base rent of $678,708 which increases based on the consumer price index not to exceed 5% per year. The lease expires on June 30, 2018, and the tenant pays all operational expenses.

     (28)  Orlando Regional Healthcare System, Inc. leases 11,601 square feet with an annual base rent of $217,548 which increases annually based on the consumer price index, not to exceed 3% per year measured on a cumulative basis so that the total consumer price index increases shall not be more than 9% in any given 3-year period. The lease expires on July 31, 2012. Greater Orlando Neurosurgery & Spine, P.A. leases 2,398 square feet for one year with an annual base rent of $45,564. The lease expires on
           February 28, 2005, and both tenants lease on a triple-net basis.

     (29)  HMA Santa Rosa Medical Center, Inc. leases 36,735 square feet with an annual base rent of $639,192 which increases annually based on the consumer price index not to exceed 5% per year. The lease expires on June 30, 2018. HMA Santa Rosa Medical
           Center, Inc. is the sole tenant of the building and pays all operational expenses.

     (30)  Orlando Regional Healthcare System, Inc. leases a total of 7,211 square feet with an aggregate annual base rent of $118,176 which increases annually based on the consumer price index, not to exceed 3% per year measured on a cumulative basis so that the total consumer price index increases shall not be more than 9% in any given 3-year period. The lease expires on July 31, 2012. Orlando Orthopaedic Center, M.D., P.A.
           leases 4,695 square feet with an annual base rent of $72,780 which increases by 3%
           annually. The lease expires on October 31, 2010. Tenancy in the building is a mix of physician practices. All tenants lease on a triple-net basis. Other tenants' annual base rents increase annually by either the consumer price index or 3% per year.

     (31)  Orlando Regional Healthcare System, Inc. leases 10,100 square feet with an annual base rent of $119,640. Physician Associates LLC leases 13,039 square feet with an annual base rent of $154,452. The leases expire on July 31, 2007. Both tenants lease on a triple-net basis and base rents increase by 3% annually.

     (32)  Saint Joseph Healthcare, Inc. leases 29,744 square feet with an annual base rent of
           $493,752 which increases by 2% annually for years one through ten. There are no base rent increases in years 11-15. The lease expires on November 30, 2018. Tenancy in the building is a mix of physician practices. All tenants lease on a triple-net basis and base rents increase by 2.5% annually.

     (33)  Clara Vista Medical Associates, Inc. leases 8,419 square feet with an annual base rent of $187,572 which increases by 3% annually. The lease expires on January 31,
           2008. Clara Vista Medical Associates, Inc. pays their proportionate share of operational expenses above Base Expenses. Innovative Practice Concepts, Inc. leases
           9,199 square feet with an annual base rent of $177,264 which increases to $190,256 on
           February 1, 2005 and $203,228 on February 1, 2007. The lease expires on January 31,
           2009. Innovative Practice Concepts, Inc. pays their proportionate share of operational expenses above Base Expenses. Vitreo-Retinal Associates Southwest, P.C.
           leases 9,013 square feet on a triple-net basis with an annual base rent of $194,952 which increases to $200,810 on October 1, 2004, $206,848 on October 1, 2005 and
           $213,067 on October 1, 2006. The lease expires on September 30, 2007. Tenancy in the building is a mix of physician practices. Other tenants pay their proportionate share of operational expenses above Base Expenses and base rents increase periodically during the lease terms.




         In addition, on August 24, 2004, the Company purchased a 55% ownership interest in The DASCO Companies, L.L.C., a development and management company, for $5,680,000. The DASCO Companies, L.L.C. is the property manager for the 28 medical office buildings.

         The following table contains information regarding the expiration schedule of lease agreements pertaining to space in the medical office buildings that the Company has acquired based on leases in place as of June 1, 2004:

                                                                                                         Percentage of
                                                                      Total           Annual Base          Gross Base
                                                    Number of       Square Feet         Rent of             Rents on
                                                    Expiring      of Expiring        Expiring Leases         Expiring
         Property                     Year           Leases          Leases                (1)                Leases
-------------------------------  ---------------  ------------   -------------    -----------------    -----------------

Aurora Mercy Property                 2005             1                5,617         $   89,136             19.6%
                                      2006             1                  439              9,228              2.0%
                                      2007             2                5,016             97,104             21.3%
                                      2008             4                8,259            159,156             35.0%
                                  2009 - 2013          -                    -                  -                 -
                                      2014             1                5,158            100,584             22.1%

Baytown Property                      2005             2                4,184             44,808             13.6%
                                      2006             5                6,917             84,648             25.7%
                                      2007             4                7,050             67,776             20.6%
                                      2008             2                6,396             79,128             24.0%
                                      2009             -                    -                  -                 -
                                      2010             1                1,804             19,476              5.9%
                                  2011 - 2012          -                    -                  -                 -
                                      2013             1                3,096             33,432             10.2%

Blue Ridge Property                   2017             1               14,680            252,312            100.0%

Durant Property                       2019             1               60,565            863,051            100.0%

Elgin I Property                      2004             6               11,206            238,896             28.0%
                                      2005             -                    -                  -                 -
                                      2006             2                5,945            148,008             17.3%
                                      2007             -                    -                  -                 -
                                      2008             5                9,408            235,200             27.5%
                                  2009 - 2012          -                    -                  -                 -
                                      2013             1                9,300            232,500             27.2%

Elgin II Property                     2004             1                2,290             16,092              1.6%
                                      2005             3                5,126             80,304              8.1%
                                      2006             5               18,714            463,128             46.8%
                                      2007             4                8,166            210,492             21.2%
                                      2008             4                8,884            220,476             22.3%

Granbury Property                     2011             1                2,200             39,156              6.8%
                                      2012             2                3,790             67,092             11.6%
                                  2013 - 2015          -                    -                  -                 -
                                      2016             6               25,404            471,300             81.6%

Jackson Center I Property             2017             1               44,450            687,192            100.0%

Jackson Center II Property (2)        2020             1               42,050          $ 637,058            100.0%

Jackson Property                      2018             1               45,704            678,708             100.0%

Lancaster Property                    2004             2                3,370             28,920               6.3%
                                      2005             8               13,554            115,152              25.0%
                                      2006             2                2,736             26,004               5.6%
                                      2007             4                6,181             52,260              11.4%
                                      2008             -                    -                  -                  -
                                      2009             1                1,408             13,380               2.9%
                                  2010 - 2014          -                    -                  -                  -
                                      2015             3               24,368            224,676              48.8%

Lexington I Property                  2013             2                6,883            100,500              15.0%
                                      2014             1                5,151             75,204              11.2%
                                  2015 - 2017          -                    -                  -                  -
                                      2018             1               29,744            493,752              73.8%

Lexington II Property                 2004             2                5,533             63,156              12.9%
                                      2005             2               12,544            148,608              30.5%
                                      2006             6               13,936            161,988              33.2%
                                      2007             2                3,024             40,296               8.3%
                                      2008             -                    -                  -                  -
                                      2009             2                3,606             46,092               9.5%
                                      2010             -                    -                  -                  -
                                      2011             1                2,220             27,084               5.6%

Longwood I Property                   2004             3                6,913             65,460              14.5%
                                      2005             2                6,779             92,100              20.4%
                                      2006             1                3,552             55,056              12.2%
                                  2007 - 2008          -                    -                  -                  -
                                      2009             1                2,848             41,292               9.2%
                                      2010             2                4,695             72,780              16.1%
                                      2011             -                    -                  -                  -
                                      2012             2                3,659             63,120              14.1%
                                      2013             -                    -                  -                  -
                                      2014             1                3,929             60,900              13.5%

Longwood II Property                  2007             2               23,139            274,092             100.0%

Marion Property                       2008             11              23,281            288,684              27.9%
                                      2009             2                4,968             61,596               6.0%
                                  2010 - 2011          -                    -                  -                  -
                                      2012             1               11,111            126,660              12.3%
                                  2013 - 2016          -                    -                  -                  -
                                      2017             1               31,600            556,164              53.8%

Milton Property                       2018             1               36,735            639,192             100.0%

Nassau Bay Property                   2014             5               33,411          $ 632,112             100.0%

Orlando I Property                    2004             2                2,620             51,084              19.9%
                                      2005             2                2,405             46,452              18.1%
                                      2006             2                3,810             65,052              25.3%
                                  2007 - 2011          -                    -                  -                  -
                                      2012             3                7,667             94,152              36.7%

Orlando II Property                   2005             2                1,087             16,704               3.9%
                                      2006             8                5,211            101,424              23.7%
                                      2007             2                4,050             78,240              18.3%
                                      2008             2                4,050             80,004              18.7%
                                  2009 - 2011          -                    -                  -                  -
                                      2012             4               11,918            151,968              35.4%

Orlando MedPlex Property              2004             1                1,886             34,236               9.5%
                                      2005             2                4,193             98,676              27.3%
                                      2006             1                5,682             68,244              18.9%
                                  2007 - 2011          -                    -                  -                  -
                                      2012             3                8,303            160,344              44.3%

 Orlando Sand Lake Property           2005             1                2,398             45,564              17.3%
                                  2006 - 2011          -                    -                  -                  -
                                      2012             5               11,601            217,548              82.7%

Oviedo Property                       2004             5               11,598            232,776              25.4%
                                      2005             2                5,348            109,548              11.9%
                                      2006             4               14,226            276,528              30.1%
                                      2007             7               16,070            217,104              23.7%
                                      2008             1                4,962             81,780               8.9%

Parker Property                       2009             3                8,839            165,288              14.9%
                                  2010 - 2013          -                    -                  -                  -
                                      2014             14              36,519            586,188              52.7%
                                  2015 - 2018          -                    -                  -                  -
                                      2019             2               19,274            360,420              32.4%

San Antonio Property                  2015             2               34,080          1,147,248             100.0%

Tucson I Property                     2006             4               18,999            373,944              28.5%
                                  2007 - 2008          -                    -                  -                  -
                                      2009             3                7,961            170,628              13.0%
                                      2010             1                6,098            128,052               9.7%
                                      2011             -                    -                  -                  -
                                      2012             6               53,642            585,012              44.5%
                                      2013             1                4,719             56,628               4.3%

Tucson II Property                    2004             1                3,109         $   67,092               4.8%
                                      2005             2                9,287            199,752              14.2%
                                      2006             2                4,256             92,064               6.6%
                                      2007             2               13,105            284,808              20.3%
                                      2008             5               23,295            521,988              37.2%
                                      2009             1                9,199            177,264              12.7%
                                      2010             -                    -                  -                  -
                                      2011             1                2,359             54,132               3.9%
                                  2012 - 2032          -                    -                  -                  -
                                      2033             1                1,596              4,788                .3%

Walnut Creek Property (2)             2010             2               18,614            396,300              18.6%
                                  2011 - 2014          -                    -                  -                  -
                                      2015             2               15,058            352,356              16.5%
                                  2016 - 2019          -                    -                  -                  -
                                      2020             3               54,553          1,386,444              64.9%


(1)   Represents annualized June 2004 base rent.

(2)   Lease terms do not commence for the Jackson Center II and Walnut Creek
      Properties until construction is completed on the Properties. The estimated completion dates are April 2005 and December 2004, respectively.

OCCUPANCY RATE

         The following table presents the average occupancy rates for the medical office buildings, excluding Properties under construction:

                                                                                      Average
            Property                      Location                Year            Occupancy Rate
---------------------------------    --------------------    ----------------     ----------------

Aurora Mercy Property                Aurora, IL                         2004           95%

Baytown Property                     Baytown, TX                        2002            64%
                                                                        2003            74%
                                                                        2004            89%

Blue Ridge Property                  Blue Ridge, GA                     2002           100%
                                                                        2003           100%
                                                                        2004           100%

Durant Property                      Durant, OK                         2002           100%
                                                                        2003           100%
                                                                        2004           100%

Elgin I Property                     Elgin, IL                          2004            92%

Elgin II Property                    Elgin, IL                          2004            94%

Granbury Property                    Granbury, TX                       2002            84%
                                                                        2003            93%
                                                                        2004            93%

Jackson Center I Property            Jackson, MS                        2002           100%
                                                                        2003           100%
                                                                        2004           100%

Jackson Property                     Jackson, MS                        2003  (2)      100%
                                                                        2004           100%

Lancaster Property                   Lancaster, TX                      2001            85%
                                                                        2002            93%
                                                                        2003            93%
                                                                        2004            95%

Lexington I Property                 Lexington, KY                      2004            62%

Lexington II Property                Lexington, KY                      2003  (1)       96%
                                                                        2004            96%

Longwood I Property                  Longwood, FL                       2002  (3)       84%
                                                                        2003            86%
                                                                        2004            92%

Longwood II Property                 Longwood, FL                       2002  (3)      100%
                                                                        2003           100%
                                                                        2004           100%

Marion Property                      Marion, IL                         2003            81%
                                                                        2004            95%

Milton Property                      Milton, FL                         2003  (1)      100%
                                                                        2004           100%

Nassau Bay Property                  Nassau Bay, TX                     2003  (1)       69%
                                                                        2004            69%

Orlando I Property                   Orlando, FL                        2002  (3)      100%
                                                                        2003            98%
                                                                        2004           100%

Orlando II Property                  Orlando, FL                        2002  (3)       83%
                                                                        2003            80%
                                                                        2004            94%

Orlando MedPlex Property             Orlando, FL                        2002  (3)      100%
                                                                        2003           100%
                                                                        2004            95%

Orlando Sand Lake Property           Orlando, FL                        2002  (3)      100%
                                                                        2003           100%
                                                                        2004           100%

Oviedo Property                      Oviedo, FL                         2002  (3)       93%
                                                                        2003            94%
                                                                        2004            92%

Parker Property                      Parker, CO                         2004            40%

San Antonio Property                 San Antonio, TX                    2002           100%
                                                                        2003           100%
                                                                        2004           100%

Tucson I Property                    Tucson, AZ                         2002            79%
                                                                        2003            81%
                                                                        2004            76%

Tucson II Property                   Tucson, AZ                         2002  (3)       80%
                                                                        2003            75%
                                                                        2004            73%

         (1)      Data for 2003 represents the period October 1, 2003 through December, 2003.
         (2)      Data for 2003 represents the period July 1, 2003 through December, 2003.
         (3)      Data for 2002 represents the period October 1, 2002 through December, 2002.



RETIREMENT COMMUNITY BRANDS

         Bickford Brand. Eby Realty Group, LLC currently operates over 25 retirement communities in Illinois, Iowa, Kansas, Missouri and Nebraska. Eby Realty Group, LLC offers several types of communities, including independent living, assisted living and dementia care. Their focus is on providing care in what would be considered secondary markets throughout the Midwest.

PENDING INVESTMENTS

         As of August 30, 2004, the Company had initial commitments to acquire ownership interests in entities which own four medical office buildings (one in each of Scottsdale, Arizona; Carpentersville, Illinois; Omaha, Nebraska and Texarkana, Texas) for an aggregate purchase price of $43,659,000. The ownership interests are expected to be acquired from affiliates of Lehman Brothers, Capital Partners, Inc. and the management team of The DASCO Companies, L.L.C.

         The acquisition of each of the investments is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these investments will be acquired by the Company. One medical office building is expected to be leased on a gross basis for ten years. The other three medical office buildings are expected to be leased on a triple-net basis. The lease terms are expected to range from five to fifteen years. The four medical office buildings will have approximately 38 tenants and will be managed by The DASCO Companies, L.L.C., in which the Company owns a 55% interest.

         Leases. Set forth are summarized terms expected to apply to the leases for each of the medical office buildings. More detailed information relating to a Property and its related lease(s) will be provided at such time, if any, as the Property is acquired.


                                                         PENDING INVESTMENT PROPERTIES
                                                            Medical Office Buildings
                                                             As of August 30, 2004


                                                                                                     Expected to
                                                    Rentable        Estimated        Estimated       be Subject
                                                    Square          Purchase        % Owned by        to Ground
                   Property                          Footage          Price         the Company         Lease        Occupancy
------------------------------------------------    ----------    --------------    ------------    ------------    ----------
------------------------------------------------    ----------    --------------    ------------    ------------    ----------

Lakeside Health Park (2) (3)                         97,083        $15,975,000        100.0%             Y             (3)
Omaha, Nebraska
(the "Omaha Property")
Multi-tenant medical office building currently
under construction

McDowell Mountain Medical (2) (5)                    85,946        $16,684,000        100.0%              N            87.7%
Scottsdale, Arizona
(the "Scottsdale Property")
Existing multi-tenant medical office building

Randall Road Clinic (2) (7)                            9,665        $2,500,000         100.0%            N            100.0%
Carpentersville, Illinois
(the "Carpentersville Property")
Existing multi-tenant medical office building

Texarkana Professional Building (2) (8)               77,732        $8,500,000         47.0%             N            100.0%
Texarkana, Texas
(the "Texarkana Property")
Existing multi-tenant medical office building




                                                    ----------    --------------
                                                    ----------    --------------

Total                                                270,426       $43,659,000
                                                    ==========    ==============                                    ----------
                                                    ==========    ==============                                    ----------

Weighted Average                                                                                                      93.9%
                                                                                                                    ==========


                                                                  Annualized
                                                                  Base Rent
                                                                     Per
                                                 Annualized        Occupied         Principal
                   Property                      Base Rent       Square Foot       Tenants (1)
---------------------------------------------  --------------    ------------    -----------------

Lakeside Health Park (2) (3)                        (3)              (3)         Alegent Health
Omaha, Nebraska                                                                  Hospital (4)
(the "Omaha Property")
Multi-tenant medical office building currently
under construction

McDowell Mountain Medical (2) (5)                $2,154,816        $28.60        HealthSouth
Scottsdale, Arizona                                                              Surgery Center
(the "Scottsdale Property")                                                      of Scottsdale
Existing multi-tenant medical office building                                    (6)

Randall Road Clinic (2) (7)                       $193,300          $20.00        Provena
Carpentersville, Illinois                                                         Health System
(the "Carpentersville Property")                                                  (4)
Existing multi-tenant medical office building

Texarkana Professional Building (2) (8)           $935,904          $12.04        CHRISTUS St.
Texarkana, Texas                                                                  Michael
(the "Texarkana Property")                                                        Health
Existing multi-tenant medical office building                                     System;
                                                                                  Collom &
                                                                                  Carney Clinic
                                                                                  Association
                                                                                  (4)
                                                -------------
                                                -------------

                                                 $3,284,020
                                                =============    ------------
                                                =============    ------------

                                                                   $20.18
                                                                 ============
--------------------

FOOTNOTES:

(1) Represents tenants leasing 10% or more of the building's rentable square footage.

(2)      Information is provided as of June 1, 2004.

(3) The Omaha Property began construction in June 2004 and is expected to open in April 2005. As of June 1, 2004, 67.6% of the building's rentable square footage had been pre-leased with annualized base rent aggregating $1.1 million, or $17.27 per occupied square foot.

(4)      The lease is expected to be on a triple-net basis.

(5) In connection with the acquisition of the Scottsdale Property, the Company expects to assume $10.6 million in existing debt. It is expected that the loan will bear interest at 7.54% and will require principal and interest payments until maturity in July 2007.

(6)      The lease is expected to be on a gross basis.

(7) In connection with the Carpentersville Property, the Company expects to own all of the land and 67.7% of the medical office building. Quality
         Renal Care, LLC currently owns the remaining 32.3% of the medical office building located on this Property. In addition, the Company expects to assume a ground lease with Quality Renal Care, LLC in connection with the land underlying the portion of the medical office building owned by Quality Renal Care, LLC. The ground lease is expected to expire in May 2009 and is expected to contain two ten-year renewal options. The annual base rent under the ground lease is expected to be $40,000. It is expected that upon the expiration of the ground lease, the Company will own the remaining 32.3% of the medical office building.

(8) In connection with the acquisition of the Texarkana Property, the Company expects to assume $7.2 million in existing debt. It is expected that the loan will bear interest at 8.41% and will require principal and interest payments until maturity in June 2010.



         The following table contains information regarding the expiration schedule of lease agreements pertaining to space in the medical office buildings that the Company has entered into an initial commitment to acquire based on leases in place as of June 1, 2004:

           Property                     Year          Number of         Total         Annual Base Rent      Percentage of
                                                                       Square                                 Gross Base
                                                                       Feet of                                 Rents on
                                                      Expiring        Expiring          of Expiring            Expiring
                                                        Leases         Leases            Leases (1)             Leases
-------------------------------    ---------------    -----------    ------------    -------------------    ---------------
-------------------------------    ---------------    -----------    ------------    -------------------    ---------------

Carpentersville Property                2019               1               9,665            $ 193,300             100.0%

Omaha Property (2)                      2010               3               9,109              166,620              14.7%
                                    2011 - 2014           -                    -                    -                  -
                                        2015               8              56,501              966,192              85.3%

Scottsdale Property                     2004               1               4,084              116,388               5.4%
                                        2005               1               1,086               33,576               1.6%
                                        2006               2               2,212               62,016               2.9%
                                        2007               2               3,806              107,472               5.0%
                                        2008               1               3,305               89,232               4.1%
                                        2009               8              25,877              746,232              34.6%
                                        2010               5              22,804              652,632              30.3%
                                        2011               2               5,375              147,324               6.8%
                                        2012               2               6,790              199,944               9.3%

Texarkana Property                      2014               2              77,732              935,904             100.0%

(1) Represents annualized June 2004 base rent.

(2) Lease terms do not commence for the Omaha Property until construction is completed. The estimated completion date is April 2005.

         Carpentersville Property. The Carpentersville Property, which was built in 2000, is the Randall Road Clinic, a multi-tenant medical office building, located in Carpentersville, Illinois. The Carpentersville Property is expected to be master-leased to Provena Health System and is used for physical therapy and as a clinic.

         Omaha Property. The Omaha Property, which is currently being constructed and is expected to be completed in April 2005, is the Lakeside Health Park building, a multi-tenant medical office building located in Omaha, Nebraska. The Omaha Property is located on the campus of Alegent Health Hospital. Tenancy in the building is expected to be a mix of physician practices that desire proximity to the hospital.

         Scottsdale Property. The Scottsdale Property, which was built in 1999, is the McDowell Mountain Medical Plaza, a multi-tenant medical office building located in Scottsdale, Arizona. The Scottsdale Property is located among three hospitals: Mayo Clinic, Scottsdale Medical Center-Shea and Paradise Valley Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospitals.

         Texarkana Property. The Texarkana Property, which was built in three phases with the initial phase beginning in 1966 and the third phase completed in 1978, is the Collom & Carney Clinic, a multi-tenant medical office building located in Texarkana, Texas. The Texarkana Property is located four miles from the campus of CHRISTUS St. Michael Health Care Center, serving the residents of Arkansas, Texas, Louisiana and Oklahoma. Tenancy in the building consists of CHRISTUS St. Michael Health System and Collom & Carney Clinic. The tenants desire proximity to the hospital.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following information updates the corresponding information beginning on page 161 of the Prospectus.

         Effective as of June 10, 2004, Lynn E. Rose resigned as Secretary of the Company and the Advisor. Effective June 10, 2004, Kimberly P. Ross was appointed Secretary of the Company and effective June 11, 2004, Tracy G. Schmidt was appointed Secretary of the Advisor.

         The following biography replaces the biography of Lynn E. Rose on page 164 of the Prospectus.

         Kimberly P. Ross, age 35, serves as Secretary of the Company. In addition, Ms. Ross serves as Vice President and Controller of CNL Retirement Corp., the Advisor to the Company. Prior to joining CNL Retirement Corp., Ms. Ross was the director of accounting for CNL Corporate Properties, Inc., where she was responsible for overseeing all accounting functions including financial reporting and budgeting, cash flow forecasting, job cost reporting for construction projects and assistance with annual audits and tax returns. Before joining CNL in September 1997, Ms. Ross was a senior accountant for Lincoln Property Company and was responsible for day-to-day accounting activity for commercial, industrial and retail real estate projects. She was previously a supervising senior/staff accountant at KPMG, L.L.P., where she performed audit fieldwork for a variety of industries, including health care, financial, not-for-profit and government. Ms. Ross holds a B.S. in Accounting from Florida State University and is a Certified Public Accountant in the state of Florida. In addition, she is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.


                     THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

         The sentence following the table on page 166 of the Prospectus is replaced by the following:

         With the exception of Tracy G. Schmidt, the backgrounds of these individuals are described above under "Management -- Directors and Executive Officers."

         Tracy G. Schmidt, age 46, serves as Secretary of CNL Retirement Corp., the Advisor to the Company. In addition, Mr. Schmidt has served as Secretary, Treasurer and Chief Financial Officer of CNL Hospitality Properties II, Inc., since its inception. Since 2004, Mr. Schmidt has also served as Chief Financial Officer of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc., a diversified real estate company. Prior to joining CNL Holdings, Inc., Mr. Schmidt was senior vice president and chief financial officer for Federal Express Corporation ("FedEx Express"), a worldwide express transportation company, from 1998 to 2004. While at FedEx Express, he was responsible for worldwide financial planning, capital allocations, treasury, accounting, reporting, tax, audits, strategic sourcing, IT business systems and revenue operations with 2,000 people to support a complex global business environment of operations in 210 countries and territories and 140,000 employees. Prior to that, Mr. Schmidt was senior vice president, general manager, Air Ground Terminals and Transportation Division for FedEx Express from 1994 to 1998, and from 1980 to 1994 held various financial management responsibilities at FedEx Express. Mr. Schmidt serves as a director of CNL Bancshares, Inc., Love Worth Finding Ministries, Stephen Olford Ministries International and ServiceU Corporation. Mr. Schmidt is a graduate of Christian Brothers University in Memphis, Tennessee and holds a B.A. in Business Administration and Accounting. He became a Certified Public Accountant in Tennessee in 1980.



                                 SUMMARY OF THE
                      ARTICLES OF INCORPORATION AND BYLAWS

DESCRIPTION OF CAPITAL STOCK

         The following paragraph updates and replaces the corresponding paragraph on page 181 of the Prospectus.

         General. The Company has authorized a total of 1,106,000,000 shares of capital stock, consisting of 1,000,000,000 Shares of Common Stock, $0.01 par value per Share, 3,000,000 shares of Preferred Stock ("Preferred Stock"), and 103,000,000 additional shares of excess stock ("Excess Shares"), $0.01 par value per share. Of the 103,000,000 Excess Shares, 100,000,000 are issuable in exchange for Common Stock and 3,000,000 are issuable in exchange for Preferred Stock as described in the section of the Prospectus entitled "Summary of the Articles of Incorporation and Bylaws -- Restriction of Ownership." As of July 23, 2004, the Company had 221.7 million Shares of Common Stock outstanding (including 20,000 Shares issued to the Advisor prior to the commencement of the Initial Offering) and no Preferred Stock or Excess Shares outstanding.

         The second paragraph under the heading "Summary of the Articles of Incorporation and Bylaws -- Description of Capital Stock" on page 182 of the Prospectus is deleted in its entirety.